Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

Third Quarter and Nine Months 2010 Results

Minnetonka, MN ― November 9, 2010 ― Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its third quarter and nine months ended September 30, 2010.

For the three months ended September 30, 2010, net income was $3,999,000, or $0.48 per diluted share, on sales of $33,324,000. In 2009, the Company earned $1,861,000, or $0.22 per diluted share, on sales of $28,107,000. For the nine months ended September 30, 2010, net income was $7,746,000, or $0.92 per diluted share, on sales of $89,865,000. For the same period in 2009, the Company earned $4,833,000, or $0.58 per diluted share, on sales of $83,457,000.

Jeffrey K. Berg, President and CEO, commented: “We are pleased with our 2010 third quarter and nine months results.  Revenues for the third quarter of 2010 increased by 19% and net income increased by 115% compared to the same period in 2009. Our year to date revenues increased 8% and net income increased by 60% compared to 2009. Despite adverse and difficult conditions in U.S. residential and commercial construction markets and a weak recovery from the global recession, we achieved improved results through careful management of expenses and increased sales of higher margin data communications and telecommunications products.”

David T. McGraw, Vice President of Finance and CFO, also commented:  “CSI’s balance sheet is strong, with a current ratio of 6.4 to 1 as of September 30, 2010. CSI’s cash, cash equivalents and investments were $40,000,000 at September 30, 2010 and at December 31, 2009.  In the third quarter the Company declared a $.15 per share dividend compared to a $.14 per share dividend for the comparable 2009 quarter. For the nine months ended September 30, 2010 the Company declared total dividends of $.44 per share compared to $.38 per share for the same period in 2009”.

Further information regarding the Company’s results and related matters is provided in the Company’s Form 10-Q report for the quarter ended September 30, 2010 that is being filed on or about November 10, 2010.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Sales	$33,323,793	$28,107,200	$89,864,628	$83,456,557
Gross margin	15,309,984	10,867,919	39,109,053	31,297,459
Operating income	6,304,285	3,349,210	12,616,473	7,893,553
Income before income taxes	6,354,557	3,521,819	12,635,099	8,472,822
Income taxes	2,355,163	1,660,485	4,889,452	3,640,175
Net income	$3,999,394	$1,861,334	$7,745,647	$4,832,647

Basic net income per share	$0.48	$0.22	$0.92	$0.58
Diluted net income per share	$0.48	$0.22	$0.92	$0.58
Cash dividends per share	$0.15	$0.14	$0.44	$0.38

Average basic shares outstanding	8,398,496	8,347,701	8,376,542	8,336,027
Average dilutive shares outstanding	8,414,865	8,371,155	8,401,212	8,345,290

Selected Balance Sheet Data

	September 30, 2010	December 31, 2009
Total assets	$108,397,586	$102,913,694
Cash , cash equivalents and investments	40,089,171	40,069,291
Property, plant and equipment, net	13,066,688	13,321,825
Long-term liabilities	4,554,358	4,220,403
Stockholders' equity	90,529,012	85,939,293